EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We have issued our report dated August 2, 2002 accompanying the consolidated financial statements of SonomaWest Holdings, Inc. and subsidiary appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended June 30, 2002 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

San Francisco, California

December 10, 2002